Exhibit 10.1

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “First Amendment”) is dated as of ____May 6___, 2015 (the “Effective Date”) by and between BROOKWOOD CB I, LLC, a Delaware limited liability company, and BROOKWOOD CB II, LLC, a Delaware limited liability company, as tenants in common (together, “Landlord”), and MAXLINEAR, INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord, as successor in interest to The Campus Carlsbad, LLC, and Tenant are parties to that certain Lease, dated December 17, 2013 (the “Lease”), for the lease of certain premises consisting of approximately 44,637 rentable square feet commonly known as Suite 100 in the building located at 5966 La Place Court, Carlsbad, California, as more particularly described in the Lease (the “Existing Premises”); and

WHEREAS, Landlord and Tenant wish to amend certain provisions of the Lease as provided herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows.

AGREEMENT

1.Definitions. Capitalized terms used in this First Amendment shall have the same meanings ascribed to such capitalized terms in the Lease, unless otherwise provided for herein.
2.    Modifications. Modifications to the Lease:
A.    Extension of Term for Existing Premises. Landlord and Tenant agree to extend the Term of the Lease with respect to the Existing Premises until June 30, 2022.
B.    Base Rent for the Existing Premises. Commencing on the Effective Date, Base Rent for the Existing Premises shall be payable according to the following schedule:

Period	Annual Base Rent	Monthly Base Rent	Approx. Monthly Base Rent/S.F.
Effective Date – 5/31/2015	$669,555.00*	$55,796.25*	$1.25*
6/1/2015 – 5/31/2016	$689,641.68	$57,470.14	$1.29
6/1/2016 – 5/31/2017	$710,330.88	$59,194.24	$1.33
6/1/2017 – 5/31/2018	$731,640.84	$60,970.07	$1.37
6/1/2018 – 5/31/2019	$753,590.04	$62,799.17	$1.41
6/1/2019 – 11/30/2019	$776,197.80	$64,683.15	$1.45
12/1/2019 – 12/31/2019	$924,794.04	$77,066.17	$1.73
1/1/2020 – 12/31/2020	$952,537.92	$79,378.16	$1.78
1/1/2021 – 12/31/2021	$981,114.00	$81,759.50	$1.83
1/1/2022 – 6/30/2022	$1,010,547.48	$84,212.29	$1.89
* Subject to abatement pursuant to Section 3.2 of the Lease.
C.    Expansion Premises. The “Expansion Premises” shall mean the approximately 24,002 rentable square feet of area commonly known as Suite 170 in the Building, as shown on Exhibit A attached hereto. Beginning on January 1, 2016 and subject to adjustment per Section 2 of Exhibit

B, (the “Expansion Date”), Landlord shall deliver possession of the Expansion Premises to Tenant and the Expansion Premises shall be added to the Existing Premises and the term “Premises”, as used in the Lease, shall refer to the Existing Premises and the Expansion Premises. The Expansion Premises shall be subject to and benefit from all the terms and provisions of the Lease, except that Section 13 of the Summary and the Work Letter attached as Exhibit C to the Lease shall not be applicable to the Expansion Premises (however references to the “Tenant Improvements,” the Tenant Work Letter and Exhibit C as applicable to the Expansion Premises shall be deemed references to “Landlord’s Work,” the Work Letter and Exhibit B hereof) and except that Tenant’s obligation to pay Base Rent and Tenant’s Share of Direct Expenses with respect to the Expansion Premises shall be as provided herein. Base Rent, Additional Rent, Tenant’s Share of Direct Expenses, and all other rental and charges respecting the Expansion Premises are sometimes herein called the “Expansion Premises Rent.”
D.    Base Rent for the Expansion Premises. Beginning on the Expansion Date, the Base Rent for the Expansion Premises shall be payable according to the following schedule:

Period*	Annual Base Rent	Monthly Base Rent	Approx. Monthly Base Rent/S.F.
1/1/2016 – 12/31/2016**	$455,077.92	$37,923.16	$1.58
1/1/2017 – 12/31/2017	$468,730.20	$39,060.85	$1.63
1/1/2018 – 12/31/2018	$482,792.16	$40,232.68	$1.68
1/1/2019 – 12/31/2019	$497,275.92	$41,439.66	$1.73
1/1/2020 – 12/31/2020	$512,194.20	$42,682.85	$1.78
1/1/2021 – 12/31/2021	$527,560.08	$43,963.34	$1.83
1/1/2022 – 6/30/2022	$543,386.88	$45,282.24	$1.89
* The below dates (except the last) shall be delayed by one (1) day for each day the Expansion Date is delayed beyond January 1, 2016, subject to the terms of Section 2 of the Work Letter.
** Subject to abatement pursuant to Section 2.E below.

E.    Abatement. Provided Tenant is not in default beyond any applicable notice or cure period under the Lease, fifty percent (50%) of Base Rent for the Expansion Premises shall be abated for the twelve (12) month period commencing on the Expansion Date and continuing up to and including the twelfth (12th) month following the Expansion Date (the “Abatement Period”). In no event shall said Abatement Period be deemed to reduce or eliminate Tenant’s obligation to pay the unabated portion of Base Rent, Additional Rent, including but not limited to, Tenant’s Share of Direct Expenses, or Base Rent for the Existing Premises due to Landlord during the Abatement Period. In the event of a default by Tenant under the terms of the Lease that results in early termination of the Lease, then as part of the recovery set forth in the Lease, Landlord shall be entitled to recover the unamortized balance, as of the date of such termination of the Lease, of the monthly Base Rent that was abated under this Section 2.E. Amortization pursuant to the immediately preceding sentence shall be calculated on a straight-line basis, based on a seventy-eight month amortization schedule commencing as of the Expansion Date.
F.    Tenant’s Percentage. Beginning on the Expansion Date: (i) the area of the Expansion Premises shall be deemed to be 24,002 rentable square feet; (ii) the area of the entire Premises shall be deemed to be 68,639; (iii) Tenant’s Share of Direct Expenses for the Expansion Premises shall be deemed to be 34.39%; and (iv) Tenant’s Share of Direct Expenses for the entire Premises shall be deemed to be 98.35%.

G.    Separate or Combined Billings. Landlord may bill the Expansion Premises Rent for the Expansion Premises separately or treat the Expansion Premises and the Existing Premises as one unit for billing purposes. Any default respecting any separate billing shall be a default with respect to the entire Premises and the Lease.
H.    Expansion Premises Term. The term of the Expansion Premises shall commence on the Expansion Date and, unless sooner terminated in accordance with the terms and conditions of the Lease, shall expire on June 30, 2022 (the “Expansion Term”). As of the Effective Date, the definition of “Lease Term” in the Lease shall include the Expansion Term.
I.    Security Deposit. Upon execution of this First Amendment, the Security Deposit shall be increased from $64,683.15 to $129,494.51.
J.    Condition of Premises; Improvements. Landlord, at Landlord’s sole cost, shall provide that the roof is leak-free, windows, exterior walls, floors, and those HVAC units described on Exhibit C attached hereto (the “HVAC Units”) existing as of the Effective Date and serving or within the Expansion Premises are in good working condition on the Expansion Date. If it is reasonably determined by the General Contractor during the Landlord’s Work or by Tenant (subject to confirmation by the General Contractor) within the first three months of Tenant’s occupancy that the roof, windows, exterior walls, floors or the HVAC Units existing as of the Effective Date and serving or within the Expansion Premises do not have a remaining useful life of at least the Lease Term, then such systems shall be repaired or replaced by Landlord at Landlord’s sole cost. Any such compliance, repair or replacement work required for the above, shall be at Landlord’s sole expense and shall not be deducted in any way from the Landlord’s Cap. Tenant has inspected the Expansion Premises and agrees to accept the same “as is” without any representation or warranty and without any agreements, representations, understandings or obligation on the part of the Landlord to perform any alterations, repairs or improvements; provided, however, that Landlord shall perform improvements to the Premises in accordance with the Work Letter attached hereto as Exhibit B, repairs or replacements required to comply with the requirements of this Section 2.J. and Landlord’s delivery obligations hereunder (“Required Condition”).
K.    Signage. Landlord, at Landlord’s expense, shall provide Tenant with Building standard lobby directory, elevator lobby, and suite entry signage for the Expansion Premises and Tenant at its sole cost and expense may install (i) one (1) panel on the existing monument sign located at the Project and (ii) one (1) additional building top sign on the roof of the Building. Landlord shall have reasonable review and approval rights of Tenant’s signage. Such signage shall be subject to all applicable laws and ordinances. Upon the expiration or earlier termination of the Lease, Tenant, at Tenant’s sole cost and expense, shall remove any signs installed by Tenant or its agents, employees or contractors and repair any damage caused by such removal, including but not limited to repainting so that the repaired surface matches the surrounding surface and the area appears as though such signs were never installed. Tenant shall at all times maintain any signs installed by Tenant or its agents, employees or contractors in good condition and repair. Except as otherwise expressly provided in this First Amendment, all signage for the Expansion Premises shall be subject to Article 23 of the Lease.
L.    Proposition 13 Protection. Landlord and Tenant hereby agree that (i) commencing on the Expansion Date, Section 4.6 of the Lease is of no force and effect with respect to the Expansion Premises and (ii) commencing on December 1, 2019, Section 4.6 of the Lease is hereby deleted and of no further force and effect with respect to the Existing Premises. For clarity, as of December 1, 2019, Section 4.6 of the Lease shall be deleted in its entirety and of no further force or effect with respect to the entire Premises.

M.    Option Term. Landlord hereby grants to the original Tenant named in the Lease (the “Original Tenant") or an Affiliated Assignee (as defined in Section 14.7 of the Lease) one (1) option to extend the Lease Term with respect to the entire Premises for a period of five (5) years (the "Option Term"), which option shall be exercisable only by written notice ("Option Notice") delivered by Tenant to Landlord as provided in Section 2.M.ii below, provided that, (i) as of the date of delivery of such notice and, at Landlord's option, as of the last day of the Lease Term as extended by this First Amendment, Tenant is not in default under the Lease after the expiration of applicable cure periods. The rights contained in this Section 2.M shall be personal to the Original Tenant or an Affiliated Assignee and may only be exercised by the Original Tenant or such Affiliated Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in the Lease) if the Original Tenant or the Affiliated Assignee occupies the entire Premises (both the Existing Premises and the Expansion Premises) as of the date of the Option Notice.
i.    Option Rent. The Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the Base Rent plus the Additional Rent, as those terms are defined herein, provided that the Base Rent shall equal ninety-eight percent (98%) of the then prevailing fair market rent for the Premises as of the commencement date of the Option Term as determined in this Section 2.M. The then prevailing fair market rent shall be the rental rate, including all escalations, at which non-equity, renewal tenants, as of the commencement of the Option Term, are entering into leases for non-sublease, non-encumbered space comparable in size, location, leasehold improvements and quality to the Premises for a term of approximately the Option Term, which comparable space is located in Comparable Projects (as defined in Section 5.1 of the Lease), taking into consideration the following: (i) rental abatement concessions, if any, being granted such tenants in connection with such comparable space and (ii) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Premises, with such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant based upon the fact that the precise tenant improvements existing in the Premises are specifically suitable to Tenant, and (iii) lease assumptions/takeovers, moving expenses and other concessions, if any, being granted such tenants in connection with such comparable space, extent of services provided, distinction between gross and net rental rates, base year expenses and other amounts allowed for escalation purposes, parking charges, if any, and the creditworthiness of Tenant.
ii.    Exercise of Option. The option contained in this Section 2.M shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice ("Interest Notice") to Landlord on or before the date which is not more than twelve (12) months nor less than nine (9) prior to the expiration of the Lease Term as extended by this First Amendment, stating that Tenant is interested in exercising its option; (ii) Landlord, after receipt of Tenant's notice, shall deliver notice (the "Option Rent Notice") to Tenant not less than eight (8) months prior to the expiration of the Lease Term as extended by this First Amendment, setting forth the proposed Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the earlier of (A) the date occurring seven (7) months prior to the expiration of the Lease Term as extended by this First Amendment, and (B) the date occurring thirty (30) days after Tenant's receipt of the Option Rent Notice, exercise the option by delivering the Option Notice to Landlord and upon and concurrent with such exercise, Tenant may, at its option, object to the Option

Rent contained in the Option Rent Notice. Failure of Tenant to deliver the Interest Notice to Landlord on or before the date specified in (i) above or to deliver the Option Notice to Landlord on or before the date specified in (iii) above shall be deemed to constitute Tenant's failure to exercise its option to extend. If Tenant timely and properly exercises its option to extend, the Lease Term shall be extended for the Option Term upon all of the terms and conditions set forth in the Lease, except that the Rent shall be as indicated in the Option Rent Notice unless Tenant, concurrently with Tenant's acceptance, objects to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure and the Option Rent shall be determined as set forth in Section 2.M.iii below.
iii.    Determination of Option Rent. If Tenant timely and appropriately objects to the Option Rent in Tenant's acceptance, Landlord and Tenant shall attempt to agree upon the Option Rent using good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant's acceptance ("Outside Agreement Date"), then each party shall make a separate determination of the Option Rent which shall be submitted to each other and to arbitration in accordance with the following Sections 2.M.iii(A) through 2.M.iii(G); provided, however, if the lower determination is within five percent (5%) of the higher determination, the Option Rent shall be the average of the two (2) determinations, without any further proceedings or determination:
(A)    Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of comparable commercial properties in the vicinity of the Building, and who has been active in such field over the last five (5) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 2.M.i, above (i.e., the arbitrators may only select Landlord's or Tenant's determination of Option Rent and shall not be entitled to make a compromise determination).

(B)    The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.
(C)    The three (3) arbitrators shall within fifteen (15) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Option Rent, and shall notify Landlord and Tenant thereof.
(D)    The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.
(E)    If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

(F)    If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instructions set forth in this Section 2.M.iii.
(G)    The cost of arbitration shall be paid by the party whose determination of Option Rent is not selected by the arbitrators.

N.    Surrender of Expansion Premises. Upon the expiration or earlier termination of the Expansion Term, Tenant shall surrender the Expansion Premises in as good order and condition as when Tenant took possession, reasonable wear and tear, casualty, condemnation and repairs which are specifically made the responsibility of Landlord under the Lease excepted. Prior to such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Expansion Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Expansion Premises, and Tenant shall repair at its own expense all damage to the Expansion Premises (other than reasonable wear and tear) and Building resulting from such removal, which repair shall include steam cleaning the carpet in the Expansion Premises. In addition to the foregoing, Landlord has the right, exercisable in its sole discretion, to require that Tenant remove any or all improvements (including Landlord’s Work as defined in the Work Letter that Landlord reasonably determines to be non-building standard prior to final approval of the Plans) or alterations installed in the Expansion Premises and, if Landlord so elects, Tenant shall, without expense to Landlord, remove or cause to be removed from the Expansion Premises all such improvements or alterations, and Tenant shall repair at its own expense all damage to the Expansion Premises (other than reasonable wear and tear) and Building resulting from such removal. If any such removal is required, Landlord shall notify Tenant at or prior to the time it approves the Plans which improvements will be required to be removed and restored by Tenant and which improvements may be surrendered. Landlord may notify Tenant in writing that Landlord will perform all or any portion of such removal or repair on Tenant's behalf and at Tenant's sole cost and expense (plus a five percent (5%) administrative fee), in which case, at Landlord's election, either (i) Landlord shall be reimbursed for such costs actually incurred out of the Security Deposit, or (ii) Tenant shall pay to Landlord the estimated cost for such removal and/or repair within five (5) days of Landlord's demand and, upon completion of such removal and/or repair, Tenant shall pay to Landlord any difference between the actual cost for such removal and/or repair and the estimated cost previously paid to Landlord within five (5) days of Landlord's demand or Landlord shall reimburse Tenant for any amount by which the estimated cost exceeds the actual cost. The foregoing payment obligation shall survive the expiration of this Lease. At Landlord’s election, all improvements, alterations, trade fixtures, equipment, wire and cable, furniture, fixtures, other personal property not removed from the Expansion Premises at the expiration of the Expansion Term shall conclusively be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to Tenant or to any other person and without obligation to account for them. Tenant shall pay Landlord all reasonable expenses incurred in connection with Landlord’s disposition of such property, including without limitation the cost of repairing any damage to the Building or the Expansion Premises caused by removal of such property, and shall hold Landlord harmless from loss, liability, or expense arising from the claims of third parties such as Tenant’s lenders whose loans are secured by such property. Tenant’s obligations under this section shall survive the end of this Lease.
O.    Right of First Refusal. Provided that (i) Tenant is not then in default under the Lease beyond applicable notice and cure periods, (ii) the Lease is then in full force and effect, and (iii) the Tenant named herein has not assigned the Lease (other than to an Affiliate) or sublet any part of the Premises (other than to an Affiliate) and either Tenant or an Affiliate is then in actual occupancy of the entire Premises demised thereunder, and if, during the period commencing on the Effective Date and terminating on November 30, 2019 (the “ROFR Period”), Landlord receives a proposal or expression of intent to lease from a third party which Landlord is willing to accept (an “Offer”) for the lease of all of (a) any contiguous space in the Building, or (b) any space containing a minimum of 5,000 square feet of space in either of the other two (2) buildings on the Real Property, then Landlord shall notify Tenant of the Offer and shall include a redacted copy of the letter of intent for the Offer (“First Refusal Notice”). Tenant shall thereupon have the one time right and option to lease the space described in the Offer (the “Offered Space”) upon such terms and conditions as are set forth in the Offer by delivering final and irrevocable notice to Landlord within five (5) business days after receipt of the First Refusal Notice, time being of the essence. Promptly following Tenant’s election to the lease the Offered Space, the parties shall enter into a supplemental agreement to the Lease on a form prepared by Landlord incorporating the Offered Space as part of the Premises, provided, however, that the execution of such supplemental agreement shall not be a condition to the effectiveness of Tenant’s election to lease the Offered Space. If Tenant fails to lease the Offered Space in compliance with the terms and conditions of this Section then Tenant shall have no further rights under this Section with respect to the Offered Space described in the First Refusal Notice. Notwithstanding the foregoing, if after Tenant elects (or is deemed to have elected) not to lease the Offered Space, Landlord intends to enter into a lease upon terms which are materially more favorable to a third (3rd) party tenant than the terms set forth in such First Refusal Notice, Landlord shall first deliver written notice to Tenant ("Second Chance Notice") providing Tenant with the opportunity to lease the space described in the First Refusal Notice on such materially more favorable terms. Tenant's failure to elect to lease the space described in the First Refusal Notice upon such materially more favorable terms by written notice to Landlord within three (3) business days after Tenant's receipt of such Second Chance Notice from Landlord shall be deemed to constitute Tenant's election not to lease such space upon such materially more favorable terms, in which case Landlord shall be entitled to lease such space to any third (3rd) party on terms not materially more favorable to the third (3rd) party than those set forth in the Second Chance Notice. For purposes of this Section, the terms shall be considered "materially more favorable" if the financial terms described in the First Refusal Notice change in Tenant's favor by more than five percent (5%). Tenant’s rights under this Section will be subject to the rights of expansion, renewal, first refusal, first offer, or similar rights contained in any existing lease or leases. Tenant’s right of first refusal provided herein does not apply to any space which is available as of the date of this First Amendment. Landlord shall not be liable for any damages for any holdover tenant or other occupant of any Offered Space, but shall use commercially reasonable efforts to cause such holdover tenant or other occupant to promptly vacate the Offered Space.

P.    Deletion. Landlord and Tenant hereby agree that Sections 1.4 and 2.2 of the Lease are hereby deleted in their entirety and of no further force or effect and shall be replaced by Sections 2.M. and 2.O hereof, respectively.
Q.    Notices. All notices required or permitted by the Lease, as amended hereby, to be delivered to Landlord shall hereafter be delivered as follows:

To Landlord:        BROOKWOOD CB I, LLC
BROOKWOOD CB II, LLC
c/o Brookwood Management Partners, LLC
72 Cherry Hill Drive
Beverly, Massachusetts 01915
Attention: Kurt Zernich, Director of Asset Management

R.    Real Estate Brokers. Tenant utilized the services of Cushman & Wakefield (the “Tenant’s Broker”) in connection with this First Amendment. Landlord shall pay the commission due the Tenant’s Broker per a separate agreement. Tenant hereby agrees with respect to this First Amendment to (A) forever indemnify, defend and hold Landlord harmless from and against any commissions, liability, loss, cost, damage or expense (including reasonable attorneys’ fees) that may be asserted against or incurred by Landlord (1) by any broker claiming through Tenant or (2) as a result of any misrepresentation by Tenant hereunder and (B) discharge any lien placed against the Real Property by any broker as a result of the foregoing.
3.    Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of California (without regard to conflicts of law).
4.    Ratification of Lease. Except as modified hereby, all other terms and conditions of the Lease remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto. Tenant accepts the Premises (including the Expansion Premises) in its “as is” and “where is” condition subject to the provisions of the Lease and this First Amendment. Tenant represents and warrants to Landlord that as of the date of Tenant’s execution of this First Amendment: (a) to Tenant’s current actual knowledge, Tenant is not in default under any of the terms and provisions of the Lease; (b) Landlord is not in default in the performance of any of its obligations under the Lease and to Tenant’s current, actual knowledge, Tenant is unaware of any condition or circumstance which, with the giving of notice or the passage of time or both, would constitute a default by Landlord; (c) Landlord has completed, to Tenant’s satisfaction the “Tenant Improvements” under the Lease and, except as expressly provided herein, has paid any and all allowances required of it under the Lease; and (d) Tenant has no current defenses, liens, claims, counterclaims or right to offset against Landlord or against the obligations of Tenant under the Lease.
5.    Limitation of Liability. The limitation of liability in Section 29.14 of the Lease shall apply as to this First Amendment.
6.    Entire Agreement. This First Amendment, in conjunction with the Lease, constitutes the entire agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes all oral and written agreements and understandings made and entered into by the parties prior to the date hereof.
7.    Multiple Counterparts. This First Amendment may be executed in multiple counterparts, all of which, when taken together, shall constitute one and the same instrument.
8.    Lender Consent. Landlord represents that, if such consent is required, it has received the consent of its lender to this First Amendment.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the Effective Date stated above.

TENANT: MAXLINEAR, INC., a Delaware corporation By: ____/s/ Adam C. Spice___________________ Name: Adam C. Spice Title: CFO Date: ___4/28/2015______________________
LANDLORD:

BROOKWOOD CB I, LLC,
a Delaware limited liability company

By: Brookwood CB Investors, LLC
a Delaware limited liability company,
its Sole Member

By: Brookwood CB Co., LLC,
a Delaware limited liability company,
its Managing Member

By:__/s/ Kurt M. Zernich____________
Name: Kurt M. Zernich
Title: Authorized Signer

Date: ____5/6/2015_________________

BROOKWOOD CB II, LLC,
a Delaware limited liability company

By: Brookwood U.S. Real Estate Aggregator, L.P.
a Delaware limited partnership,
its Sole Member

By: Brookwood U.S. Real Estate Fund GP, LLC,
a Delaware limited liability company,
its General Partner

By:___/s/ Kurt M. Zernich_____________
Name: Kurt M. Zernich
Title: Authorized Signer

Date: ____5/6/2015__________________

EXHIBIT A
Expansion Premises

EXHIBIT B
Work Letter

1.    Landlord’s Work. Landlord will make certain improvements to the Expansion Premises (the “Landlord’s Work”) as set forth on the “Plan” (as hereinafter defined). Tenant shall have the right to designate the architect/space planner and engineers or consultants for the Landlord’s Work, subject to Landlord’s reasonable approval, which costs may be paid for as part of the Landlord’s Cap. Tenant agrees to meet with Landlord’s architect and/or space planner for the purpose of promptly preparing more detailed plans for the layout of the Expansion Premises (“Space Plan”). Tenant shall have five (5) business days from Landlord’s submission of such Space Plan to Tenant to approve or disapprove the same. Tenant’s failure to so approve or disapprove within such five (5) business day period shall constitute a Tenant Delay (as defined herein) and, at Landlord’s election, be deemed Tenant’s approval thereof. Tenant’s disapproval of such Space Plan shall specifically identify the nature of such disapproval. Landlord shall then have the Space Plan amended to incorporate those items specified in Tenant’s disapproval to which Landlord agrees. Tenant’s approval of the Space Plan shall not be unreasonably withheld, conditioned or delayed. Landlord and Tenant shall diligently work together in good faith to agree upon the Space Plan, it being agreed that Tenant shall have no right to request that the Space Plan be revised except pursuant to Section 4 below. Upon approval, or deemed approval, of the Space Plan the same shall be deemed the “Plan” for the purposes of this Work Letter. Following the parties' approval of the Plan, Landlord shall submit the Plan for competitive bidding to at least three (3) contractors from a list of contractors mutually approved by Landlord and Tenant. All bids will be opened together with Landlord selecting the general contractor to construct the Landlord’s Work (the “General Contractor”), subject to the reasonable approval of Tenant. The amount of the General Contractor’s bid, with such changes as may be approved in writing between Landlord and Tenant prior to final selection of the General Contractor, shall be deemed to be the “Budget” for the Landlord’s Work. Except as may be otherwise shown on the Plans, Landlord shall perform Landlord’s Work using building standard materials, quantities and procedures then in use by Landlord.
In no event shall Landlord be obligated to spend more than One Million Five Hundred Forty-Three Thousand Two Hundred Ninety-Five and 00/100 Dollars ($1,543,295) (the “Landlord’s Cap”) in performing Landlord’s Work. Any costs in performing Landlord’s Work in excess of Landlord’s Cap which are approved in conformity with this Work Letter (the “Excess”), shall be paid by Tenant within five (5) business days of receipt of written invoice by Landlord. In the event Tenant fails to timely pay any such Excess, Landlord shall be entitled to suspend the performance of Landlord’s Work until such time as such payment is received by Landlord and said suspension shall be deemed a Tenant Delay. The cost of Landlord’s Work for calculations relative to the Landlord’s Cap shall include all costs incurred by Landlord to plan, design and perform Landlord’s Work, including without limitation, the fees and charges of Landlord’s architect, Landlord’s engineer and the General Contractor, all permit and inspection fees and charges, and any costs incurred by or charged to Landlord for (i) substitution of materials or finishes due to the unavailability of materials or finishes specified in Tenant’s request, (ii) necessary modification of any portions of the Building or its systems to accommodate Landlord’s Work, except as otherwise set forth herein, and (iii) any change to comply with applicable laws, regulations, codes or ordinances and/or the requirements of any building inspector with jurisdiction over Landlord’s Work. Landlord may deduct from the Landlord’s Cap a project management fee equal to two percent (2%) of the total cost of Landlord’s Work. Notwithstanding anything to the contrary herein, if the aggregate total cost of Landlord’s Work performed pursuant to this Work Letter is less than the Landlord’s Cap, any unused portion of Landlord’s Cap up to $77,165.00 shall be applied to offset the Base Rent next due under the Lease, once the exact amount of such unused portion of the Landlord’s Cap is determined by Landlord (“Base Rent Credit”). Except as otherwise provided herein, any unused portion of

EXHIBIT B

the Landlord’s Cap after application of the Base Rent Credit shall be available to Tenant for a period of up to twenty-four (24) months following the Expansion Date to use for the cost of subsequent Alterations (the “Remainder”). Provided Tenant (i) has completed all of such subsequent Alterations in accordance with the terms of the Lease, has paid for all of such subsequent Alterations in full and has delivered to Landlord lien waivers from all persons who might have a lien as a result of such work in recordable form, (ii) has delivered to Landlord its certificate specifying the total cost of such subsequent Alterations and all contractors involved with such subsequent Alterations, together with evidence of such cost in the form of paid invoices, receipts and the like, (iii) has made written request for such payment on or before that date which is twenty-four (24) months following the Expansion Date, (iv) is not otherwise in default under the Lease beyond applicable notice and cure periods, and (v) there are no liens against Tenant’s interest in the Lease or arising out of such subsequent Alterations, then within thirty (30) days after the satisfaction of the foregoing conditions, Landlord shall pay to Tenant the lesser of the amount of such costs so certified or the Remainder. For the purposes hereof, the cost to be so reimbursed by Landlord shall include the hard costs of such subsequent Alterations, together with Tenant’s actual out-of-pocket engineering, architectural and permitting costs, but not the cost of any of Tenant’s personal property, trade fixtures, trade equipment, or wiring. Landlord shall be under no obligation to apply any portion of the Remainder for any purposes other than as provided herein, nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workers or materialmen. Further, in no event shall Landlord be required to pay any portion of the Remainder on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. Any portion of the Remainder which not requested or applied in compliance with the terms and conditions hereof on or before that date which is twenty-four (24) months following the Expansion Date shall be retained by Landlord and forfeited by Tenant. The costs of the Landlord’s Work shall not include (and Landlord shall be solely responsible for and the Landlord’s Cap shall not be used for) the following: (a) costs which are expressly made Landlord’s responsibility hereunder; (b) costs incurred due to the presence of Hazardous Materials in the Premises or the surrounding areas; (c) attorneys’ fees incurred in connection with negotiation of construction contracts, and attorneys’ fees, experts’ fees and other costs in connection with disputes with third parties; (d) interest and other costs of financing construction costs; (e) costs incurred as a consequence of delay (unless the delay is caused by Tenant), construction defects or default by a contractor; (f) costs recoverable by Landlord upon account of warranties and insurance; (g) restoration costs in excess of insurance proceeds as a consequence of casualties; (h) penalties and late charges attributable to Landlord’s failure to pay construction costs; (i) costs to bring the Common Areas of the Project into compliance with Applicable Laws as of the Expansion Date, except to the extent required because of Tenant’s use of all or a portion of the Premises for other than the permitted use; (j) wages, labor and overhead for overtime and premium time; and (k) construction management, profit and overhead charges in excess of 2% of the total costs of the Landlord’s Work.
2.    Substantial Completion. “Substantial Completion” or “Substantially Complete” means that Landlord’s Work has been sufficiently completed such that the Premises is suitable for its intended purpose, notwithstanding any minor or insubstantial details of construction, decoration or mechanical adjustment that remain to be performed. Landlord will use commercially reasonable efforts to Substantially Complete Landlord’s Work on or before January 1, 2016. If there is a delay in the Substantial Completion of the Landlord’s Work for any reason neither Landlord, nor the managing or leasing agent of the Building, nor any of their respective agents, partners or employees, shall have any liability to Tenant in connection with such delay, nor shall the Lease be affected in any way except that the Expansion Date shall not occur until Landlord’s Work is Substantially Complete and Landlord has delivered possession of the Expansion Premises in the Required Condition. Notwithstanding the foregoing or any language of the Lease to the contrary, if Substantial Completion of Landlord’s Work is delayed by a Tenant Delay (as defined below), then Tenant shall begin paying Rent as required under the Lease as of the date the Expansion Date would have occurred but for such Tenant Delay. Landlord’s Work shall be performed in a good and workmanlike manner, in

EXHIBIT B

accordance with the approved Plans and in conformity with applicable codes and regulation of governmental authorities having jurisdiction over the Building and the Premises and valid building permits and all other authorizations from appropriate governmental agencies when required, shall be obtained for the Landlord’s Work.
3.    Tenant Delay. “Tenant Delay” means the occurrence of any one or more of the following which cause a delay in the completion of Landlord’s Work: (i) Tenant is Delinquent (as hereafter defined) in submitting to Landlord any information, authorization or approvals requested by Landlord in connection with the performance of Landlord’s Work; (ii) the performance or completion of any work or activity by a party employed by Tenant, including any of Tenant’s employees, agents, contractors, subcontractors and materialmen that continues for more than one (1) day after notice thereof from Landlord; (iii) any postponements or delays requested by Tenant and agreed to by Landlord regarding the completion of the Landlord’s Work; (iv) any error in Landlord’s Work caused or related to any act or omission by Tenant or its employees or agents; (v) the performance of any TI Changes (as defined below in the amount of delay set forth in the approved change order); or (vi) any other act or omission of the Tenant which causes a delay in the completion of Landlord’s Work that continues for more than one (1) day after notice thereof from Landlord. For the purposes of this Section, the term “Delinquent” shall mean that the action or communication required of Tenant is not taken within five (5) business days following request by Landlord.
4.    Changes to Landlord’s Work. Tenant will have no right to make any changes (“TI Changes”) to the Plan or Landlord’s Work without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed, except for those TI Changes which are structural in nature which Landlord may reject in its sole discretion, and the execution by Landlord and Tenant of a written change order which specifies (i) the nature of the TI Changes and (ii) the cost to Tenant and any Tenant Delay as a result of such TI Changes. Tenant shall be solely responsible for the costs of all TI Changes which exceed Landlord’s Cap in the amount set forth in the approved change order and Tenant shall pay such costs as Additional Rent upon demand.
5.    Early Access. So long as such access does not interfere with Landlord’s construction of the Landlord’s Work, Tenant shall have the right to access the Expansion Premises prior to the completion of the Landlord’s Work for the purpose of installing its equipment, data, telecommunications systems and trade fixtures (“Tenant’s Work”). Such access shall be subject to reasonable scheduling by Landlord. In connection with such access, Tenant agrees (a) to cease promptly upon notice from Landlord any Tenant’s Work which has not been approved by Landlord or is not in compliance with the provisions of the Lease or which shall interfere with or delay the performance of Landlord’s Work, and (b) to comply promptly with all reasonable procedures and regulations prescribed by Landlord from time to time for coordinating the Landlord’s Work and the Tenant’s Work, each with the other and with any other activity or work in the Building. Such access shall be subject to all of the terms of the Lease except the obligation to pay Rent until otherwise required by the terms of the Lease; provided, however, that if Tenant commences operation of its business in all or any portion of the Expansion Premises, the date on which Tenant commences operation of its business shall be deemed the Expansion Date and Tenant shall be obligated to pay Rent pursuant to the terms of this First Amendment. Without limiting the foregoing, prior to accessing the Expansion Premises, Tenant shall provide to Landlord, in form and substance reasonably acceptable to Landlord: (i) a detailed description of and schedule for Tenant’s Work; (ii) the names and addresses of all contractors who or which will be entering the Expansion Premises on behalf of Tenant to perform Tenant’s Work or will be supplying materials for such work, and the approximate number of individuals who will be present in the Expansion Premises; (iii) copies of all contracts pertaining to Tenant’s Work; (iv) copies of all plans and specifications pertaining to Tenant’s Work; (v) copies of all licenses and permits required in connection with the performance of Tenant’s Work; and (vi) certificates of insurance (in amounts reasonably satisfactory to Landlord and with the parties identified in, or required by, the Lease named as additional insureds).

EXHIBIT B

If Tenant fails or refuses to comply or cause its contractors to comply with any of the obligations described or referred to above, then immediately upon notice to Tenant, Landlord may revoke Tenant’s right to access the Expansion Premises prior to the date of Substantial Completion of Landlord’s Work. Landlord shall assume no responsibility for the quality or completion of the Tenant’s Work under this Section, and shall not be responsible for equipment or supplies left or stored in the Expansion Premises by Tenant or Tenant’s contractors. Tenant’s access to the Expansion Premises pursuant to this Section shall be at the sole risk of Tenant.

EXHIBIT B

EXHIBIT C
The HVAC Units
5966 LAPLACE COURT - SUITE 170

170-02* CARRIER Year: 2006 4 Ton Model #: 50JS048601 Serial #: 4806G31153	170-03 BDP Year: 1995 4 Ton Model #: 548CEX090000ADAA Serial #: 2495G30563	170-04 RHEEM Year: 2004 4 Ton Model #: RJKAA048DM Serial #: 5578F350411999
170-05 CARRIER Year: 2006 2.5 Ton Model #: 50JS030501 Serial #: 4906G21578	170-06 CARRIER Year: 2005 2.5 Ton Model #: 50JS030501 Serial #: 3205G41393	170-07 RHEEM Year: 2004 4 Ton Model #: RJKAA048DM Serial #: 5578F490405022
170-08* CARRIER Year: 2003 5 Ton Model #: 50JS060601 Serial #: 3803G41361	179-09* CARRIER Year: 2006 4 Ton Model #: 50JS048601 Serial #: 4806G31152	170-10* BRYANT Year: 2008 4 Ton Model #: 604AEX048000AA Serial #: 1208G11837
170-11 CARRIER Year: 2005 2 Ton Model #: 50JS024301 Serial #: 2305G12241	170-12 BRYANT Year: 2008 4 Ton Model #: 604AEX048000AA Serial #: 1008G41116	170-14 CARRIER Year: 1995 5 Ton Model #: 50HS060601AB Serial #: 2995G80170
170-15* CARRIER Year: 2006 3 Ton Model #: 50JS036501 Serial #: 4906G31063	170-16* CARRIER Year: 1995 5 Ton Model #: 50HS060601AB Serial #: 0495G10191	170-18 CARRIER Year 1995 4 Ton Model #: 50HS048601AB Serial #: 0495G10155

*No Electrical, Plumbing or Duct Work Connected.

40034741v.7

EXHIBIT C